Exhibit 10.3

PRIVILEGED AND CONFIDENTIAL

[First PacTrust Bancorp, Inc. Letterhead]

August 21, 2012

Dear Nick:

As you know, The Private Bank of California (the “Company”) has entered into an Agreement and Plan of Merger with First PacTrust Bancorp, Inc. (“Parent”), dated as of the date hereof (the “Merger Agreement”), contemplating a merger (the “Merger”) of the Company with and into a subsidiary of Parent. This letter (this “Letter”) memorializes the discussions and agreements between you, the Company and Parent regarding the impact of the Merger on your Change in Control and Severance Agreement with the Company, dated as of January 3, 2012 (the “Existing Agreement”). If the Closing Date (as defined in the Merger Agreement) does not occur, this Letter will be null and void ab initio and of no force and effect.

Subject to (i) your continued employment with the Company or Parent through the 90-day anniversary of the Closing Date, you will receive a lump-sum amount of $140,000, and (ii) your continued employment with the Company or Parent, as applicable, through the 18-month anniversary of the Closing Date, you will receive a lump-sum amount of $140,000 (each such date and payment, as applicable, a “Vesting Date” and “Retention Bonus Installment”), which Retention Bonus Installments may, in the discretion of Parent, be paid in cash, shares of common stock of Parent (with the number of shares determined based on the “Fair Market Value” (as defined in Parent’s 2011 Omnibus Incentive Plan (the “Parent Stock Plan”)) of a share of common stock of Parent on the date such shares are issued) or a combination of the foregoing. Payment of each Retention Bonus Installment will be made as soon as practicable and in no event more than 30 days following the applicable Vesting Date.

In the event that your employment terminates for any reason prior to the applicable Vesting Date, you will, subject to the immediately following sentence, immediately forfeit your right to receive the applicable Retention Bonus Installment. In the event that your employment with the Company or Parent, as applicable, is terminated without Cause (as defined below) within the 18-month period immediately following the Closing Date, you will be entitled, subject to your timely execution and nonrevocation of a release of claims in a form provided to you by Parent, to receive a payment equal to the aggregate amount of any previously unpaid Retention Bonus Installments, payable in cash, shares of common stock of Parent (as described above) or a combination of the foregoing no later than the 60th day following such termination. For the purposes of this Letter, “Cause” shall have the meaning set forth in the Existing Agreement.

Regulatory Exception

Notwithstanding the foregoing, no payments shall be made under this Letter under circumstances where payment of a corresponding compensation or severance amount would have been barred by application of Sections (C)(l)(c-f) of the Existing Agreement.

In no event will any Retention Bonus Installment be considered in determining payments or benefits due under any other plan, program or agreement.

Restrictive Covenants

In consideration for the amounts provided to you under the Merger Agreement in respect of equity and equity-based securities of the Company held by you, you agree that: (i) while you provide services to the Company or Parent, as applicable (and, if later, until the first anniversary of the Closing Date, except if your employment is earlier terminated without Cause), you will not, directly or indirectly, own, manage, control, participate in, consult with or render services for any company competing with the business of Parent and its subsidiaries (the “Business”) within the United States or any other geographical area in which the Company engages in the Business, and (ii) you will continue to be bound by the restrictive covenants set forth in Section (C)(4) of your Existing Agreement according to their respective terms and conditions.

General Provisions

You and the Company each acknowledge that your employment by the Company or Parent is “at will” and may be terminated by either you or the Company or Parent at any time and for any reason.

This Letter will be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Letter if no succession had taken place. The term “Company,” as used in this Letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Letter.

This Letter contains the entire agreement of the parties with respect to the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, including, without limitation, your Existing Agreement, which shall, except as set forth in the next sentence, be superseded in its entirety by this Letter. Notwithstanding the foregoing, Sections (C)(2), (C)(3), (C)(4) and (D) of your Existing Agreement will be incorporated in this Letter mutatis mutandis and remain in full force and effect according to their respective terms.

Each party to this Letter acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party with respect to the subject matter hereof, which are not embodied herein. You will not be entitled to any payments beyond those contemplated under this Letter, and you will not receive any payments contemplated under any other severance plan or policy of the Company or Parent.

All amounts hereunder are subject to withholding for applicable income and payroll taxes required by law.

We look forward to a very promising future with Parent. To indicate your agreement to the terms set forth in this Letter, please sign this Letter and return it to John Grosvenor as soon as practicable.

Very truly yours,

/s/ David R. Misch

By:	David R. Misch
Title:	Chief Executive Officer

On behalf of The Private Bank of California

/s/ Gregory A. Mitchell

By:	Gregory A. Mitchell

Title:	Chief Executive Officer

On behalf of First PacTrust Bancorp, Inc.

Accepted and Acknowledged:

/s/ Nick Zappia

Dated:	August 21, 2012

[Signature Page to Zappia Retention Bonus Letter]

3